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                                                                                                          Exhibit 12


                                                        THE BEAR STEARNS COMPANIES INC.
                                        STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                       (In thousands, except for ratio)

                      (Unaudited)   (Unaudited)
                     Three Months  Three Months  Fiscal Year     Fiscal Year     Fiscal Year     Fiscal Year    Fiscal Year
                         Ended         Ended        Ended           Ended           Ended           Ended          Ended
                     September 29, September 30, June 30, 1995   June 30, 1994   June 30, 1993   June 30, 1992  June 30, 1991
                         1995          1994

Earnings before taxes
 on income             $156,410     $   57,195    $  388,082     $  642,799      $  614,398      $  507,625      $  229,501

Add: Fixed Charges
     Interest           456,945        374,800     1,678,515      1,020,055         710,086         834,859       1,141,029
     Interest factor
      in rents            6,459          6,663        24,594         21,772          20,084          20,874          18,715

 Total fixed charges    463,404        381,463     1,703,109      1,041,827         730,170         855,733       1,159,744

Earnings before
 fixed charges and
 taxes on income       $619,814     $  438,658    $2,091,191     $1,684,626      $1,344,568      $1,363,358      $1,389,245

Ratio of earnings to
 fixed charges              1.3            1.1          1.2            1.6             1.8             1.6             1.2



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